Ligand Reports Second Quarter 2023 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO, Calif. (August 8, 2023) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2023, and provided an operating forecast and business updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“We are pleased to report continued momentum across our portfolio of partnered assets, with multiple positive developments for our commercial and pipeline products,” said Todd Davis, CEO of Ligand. “Ligand has a strong balance sheet with $219 million in cash, and, after a recent paydown of convertible notes, we are debt free with positive cash flows that can also be deployed. We are well positioned to make additional investments, that, paired with our enhanced deal skillset and expanded team, are expected to add robust programs and diversity to our product pipeline.”

Second Quarter 2023 Financial Results
Total revenues for the second quarter of 2023 were $26.4 million. Revenues for the same period in 2022 excluding sales related to COVID-19 were $23.9 million. Total revenues for the second quarter of 2022 including COVID-19 related sales were $50.1 million. Royalties for the second quarter of 2023 were $20.4 million, compared with $17.8 million for the same period in 2022, with the increase primarily attributable to Kyprolis, Rylaze and Vaxneuvance. Core Captisol sales were $5.2 million for the second quarter of 2023, compared with $3.3 million for the same period in 2022. The increase in sales was due to the timing of customer orders. There were no Captisol sales related to COVID-19 for the second quarter of 2023, compared with $26.2 million for the same period in 2022. Contract revenue was $0.7 million for the second quarter of 2023, compared with $2.8 million for the same period in 2022. The difference was due to the timing of partner milestone events.

Cost of Captisol was $1.7 million for the second quarter of 2023, compared with $12.4 million for the same period in 2022, with the decrease due to lower total Captisol sales. Amortization of intangibles was $8.5 million, compared with $8.6 million for the same period in 2022. Research and development expense was $6.9 million, compared with $8.5 million for the same period in 2022, with the decrease attributed to lower stock based compensation, employee related expenses and lab supply expenses. General and administrative expense was $11.3 million, compared with $12.1 million for the same period in 2022, with the decrease primarily attributable to lower legal expenses.

Net income from continuing operations for the second quarter of 2023 was $2.3 million, or $0.13 per diluted share, compared with net income from continuing operations of $12.6 million, or $0.74 per share, for the same period in 2022. The decrease in net income from the prior year period is due primarily to the decrease in COVID-19 related sales offset by increases in royalty revenue, gain from short term investments and interest income. Adjusted net income from continuing operations for the second quarter of 2023 was $25.1 million, or $1.42 per diluted share, compared with $7.4 million, or $0.43 per diluted share, for the same period in 2022 which excluded the impact of gross profit, net of tax, for Captisol sales related to COVID-19. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.

On May 15, 2023, the 2023 Notes maturity date, we paid off the remaining balance of the convertible notes in amount of $77.1 million (including interest). As of June 30, 2023, Ligand had cash, cash equivalents and short-term investments of $219.0 million. Also in Q2, Ligand put in place a $50 million share repurchase program that expires in April 2026. The timing and amount of repurchase transactions, if any, will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors.

Year-to-Date Financial Results
Total revenues for the six months ended June 30, 2023 were $70.3 million. Revenues for the same period in 2022 excluding sales related to COVID-19 were $54.5 million. Revenues for the six months ended June 30, 2022 including COVID-19 related sales were $86.6 million. Royalties for the six months ended June 30, 2023 were $37.6 million, compared with $31.3 million for the same period in 2022, with the increase primarily attributable to Kyprolis and the growth in sales of drugs using the Pelican platform. Core Captisol sales were $15.8 million for the six months ended June 30, 2023, compared with $9.6 million for the same period in 2022. The difference in sales was due to the timing of customer orders. There were no Captisol sales related to COVID-19 for the six months ended June 30, 2023, compared with $32.1 million for the same period in 2022. Contract revenue was $16.9 million for the six months ended June 30, 2023, compared with $13.7 million for the same period in 2022. The difference was due to the timing of partner milestone events.

Cost of Captisol was $5.4 million for the six months ended June 30, 2023, compared with $17.1 million for the same period in 2022, with the decrease due to lower total Captisol sales. Amortization of intangibles was $17.1 million for both the six months ended June 30, 2023 and 2022. Research and development expense for the six months ended June 30, 2023 was $13.5 million, compared with $17.6 million for the same period in 2022, with the decrease attributed to lower employee related expenses and lab supply expenses. General and administrative expense for the six months ended June 30, 2023 was $22.1 million, compared with $24.0 million for the same period in 2022, with the decrease primarily attributable to lower legal expenses.

Net income from continuing operations for the six months ended June 30, 2023 was $45.9 million, or $2.57 per diluted share, compared with net loss from continuing operations of $0.3 million, or $0.02 per share, for the same period in 2022. The increase in net income was driven by a gain from short term investments of $43.5 million in the current year period and a loss from short term investments of $14.8 million for the same period in 2022. Adjusted net income from continuing operations for the six months ended June 30, 2023 was $65.0 million, or $3.69 per diluted share, compared with $18.4 million, or $1.07 per diluted share, for the same period in 2022 which excluded the impact of gross profit, net of tax, for Captisol sales related to COVID-19. See the table below for a reconciliation of net income (loss) from continuing operations to adjusted net income from continuing operations.

2023 Financial Guidance
Ligand is reaffirming its 2023 revenue guidance of $124 million to $128 million and raising adjusted EPS guidance. Guidance for royalties is unchanged at $78 million to $82 million. Sales of Captisol are now expected to be $24 million (previously $21 million) and contract revenue is now expected to be $22 million (previously $25 million). We now expect 2023 adjusted diluted EPS of $4.85 to $5.00 (previously $4.60 to $4.75). The increase in EPS guidance is driven primarily by additional gains realized from the sale of Viking Therapeutics securities. Due to the unpredictable nature of the pandemic and related Captisol sales, Ligand excludes Captisol sales related to COVID-19 from guidance and will update investors as orders are received and shipped each quarter.

Second Quarter 2023 and Recent Business Highlights
On July 14, 2023 Ligand made a $3 million bridge loan to Novan, Inc. (Nasdaq: NOVN) in contemplation of Novan filing for bankruptcy relief. On July 17th Novan filed for bankruptcy relief and Ligand entered into an agreement with Novan to purchase its assets for $15 million in cash and provide them up to $15 million in debtor-in-possession financing, inclusive of the $3 million bridge loan. The purchase is subject to approval by the bankruptcy court. Novan’s assets include Berdazimer gel, which is in development for molluscum contagiosum infection, and has an NDA with the FDA and an assigned PDUFA goal date of January 5, 2024. If the purchase agreement is approved, and Ligand’s bid is successful in the anticipated bankruptcy sale and auction process, Ligand will acquire the Novan assets and consistent with Ligand’s business model, will seek to outlicense or sell the existing development programs and commercial business assets of Novan.

On July 17, 2023 Travere Therapeutics (Nasdaq: TVTX) announced that 417 new patient start forms (PSFs) were received in the second quarter and a total of 563 PSFs have been received since the accelerated approval of FILSPARI was obtained in the first quarter of 2023. Travere also announced the sale of its bile acid product portfolio to Mirum Pharmaceuticals for $210 million upfront and up to $235 million in additional sales based milestones. The sale enables Travere to further focus its efforts on the ongoing launch of FILSPARI for IgA nephropathy and pursing a potential regulatory path forward in FSGS.

Viking Therapeutics, Inc. (Nasdaq: VKTX) announced its Phase 2b clinical trial of VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis (NASH) achieved its primary endpoint, with patients receiving VK2809 experiencing statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) ranged from 38% to 55% for patients receiving VK2809. Additionally, VK2809-treated patients demonstrated statistically significant reductions in low-density lipoprotein cholesterol (LDL-C), triglycerides, and atherogenic lipoproteins compared with placebo.

Merck (NYSE: MRK) announced its Phase 3 clinical trial of V116, an investigational 21-valent pneumococcal conjugate vaccine, met key immunogenicity and safety endpoints in two Phase 3 trials. If approved, V116 would be the first pneumococcal conjugate vaccine specifically designed for adults. Results from the STRIDE-3 trial demonstrated statistically significant immune responses compared to PCV20 (pneumococcal 20-valent conjugate vaccine) in vaccine-naïve adults for serotypes common to both vaccines. Positive immune responses were also observed for serotypes unique to V116. Additionally, results from STRIDE-6 demonstrated that V116 was immunogenic for all 21 pneumococcal serotypes in the vaccine among adults who previously received a pneumococcal vaccine at least one year prior to the study. In both studies, V116 had a safety profile comparable to the comparator in the studies.

Jazz Pharmaceuticals plc (Nasdaq: JAZZ) announced that the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending the European Commission marketing authorization of JZP458 (approved as Rylaze in the U.S.) for use as a component of a multi-agent chemotherapeutic regimen for the treatment of acute lymphoblastic leukemia (ALL) and lymphoblastic lymphoma (LBL) in adult and pediatric patients (1 month and older) who developed hypersensitivity or silent inactivation to E. coli-derived asparaginase.

Verona Pharma Plc (Nasdaq: VRNA) submitted an NDA to the FDA for approval of ensifentrine for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Verona also published results from its Phase 3 ENHANCE trials in the American Journal of Respiratory and Critical Care Medicine demonstrating improvements in lung function, symptoms and quality of life measures, a substantial reduction in the rate and risk of COPD exacerbations and a favorable safety profile.

Palvella Therapeutics announced a planned pivotal Phase 3 study design of QTORIN rapamycin for the treatment of Microcystic Lymphatic Malformations, following previously announced positive Phase 2 results. Additionally, Palvella announced QTORIN rapamycin did not show a treatment effect when compared to placebo in the pivotal Phase 3 trial in Pachyonychia Congenita and will no longer continue development in that indication.

Gilead Sciences, Inc. (Nasdaq: GILD) received FDA approval of Veklury (remdesivir) for COVID-19 treatment in patients with severe renal impairment, including those on dialysis. With this approval, Veklury is now the first and only approved antiviral COVID-19 treatment that can be used across all stages of renal disease. The U.S. approval follows the European Commission decision to extend the approved use of Veklury to treat COVID-19 in people with severe renal impairment, including those on dialysis.

Xintong Pharmaceuticals made an NDA submission of pradefovir for hepatitis B virus (HBV) in China and received Priority Review.

Aldeyra Therapeutics, Inc. (Nasdaq: ALDX) announced positive top-line results from its Phase 3 clinical trial of reproxalap in patients with allergic conjunctivitis. The clinical trial successfully achieved statistical significance for the primary and all secondary endpoints.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, income tax affect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 350-3452 using the conference ID 6501694. Callers outside the U.S. may dial 1 (646) 960-0369. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our platform technologies or both. Our business model generates value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding mid to late-stage drug development in return for economic rights and licensing our technology platforms to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to generate our revenue. We have two primary platform technologies that are available for outlicense – Captisol and Pelican. Our Captisol platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. For our Captisol partners, our team supplies the Captisol material needed for their programs. Our Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead Sciences' VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and

Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with approximately 390 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About the Pelican Expression Technology™ Platform
Pelican is a validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as one of the most comprehensive broadly available protein production platforms in the industry.

Follow Ligand on Twitter @Ligand_LGND.

We use Twitter and our investor relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our Twitter account and our website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the potential to acquire Novan's assets and outlicense or sell its programs and assets; the ability for Travere to focus its efforts on the launch of FILSPARI and pursuing a potential regulatory path forward in FSGS; the timing of clinical and regulatory events of Ligand’s partners; the expansion and diversity of Ligand’s portfolio; and guidance regarding the full-year 2023 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2023; Ligand may not be able to create future revenues and cash flows through its partnerships or otherwise; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or its partners’

product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to acquire, stabilize, outlicense or sell Novan's programs or assets; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand's credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; pandemics and other epidemic diseases could adversely impact the business of Ligand and its partners and impair global economic activity; changes in general economic conditions, including as a result of the war between Russia and Ukraine; the spin-off of OmniAb may not achieve the intended strategic, operational and financial benefits; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, Rylaze, a Jazz Pharmaceuticals product, Pneumosil, a Serum Institute of India product, Berdazimer gel, a Novan product, FILSPARI, a Travere Therapeutics product, QTORIN, a Palvella Therapeutics product, Veklury, a Gilead Sciences product, and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and Pelican Expression TechnologyTM. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors
Simon Latimer Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(858) 550-7766 (516) 428-8577
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Royalties	$20,430	$17,820	$37,584	$31,252
Captisol - Core	5,220	3,325	15,842	9,551
Captisol - COVID	—	26,220	—	32,116
Contract revenue	716	2,761	16,919	13,723
Total revenues	26,366	50,126	70,345	86,642
Operating costs and expenses:
Cost of Captisol	1,669	12,361	5,386	17,060
Amortization of intangibles	8,539	8,550	17,078	17,130
Research and development	6,854	8,467	13,517	17,646
General and administrative	11,287	12,086	22,142	24,011
Total operating costs and expenses	28,349	41,464	58,123	75,847
Income (loss) from operations	(1,983)	8,662	12,222	10,795
Gain (loss) from short-term investments	3,991	(1,909)	43,524	(14,786)
Interest income (expense), net	2,036	(140)	3,231	(795)
Other income, net	(873)	2,048	(270)	4,303
Total other income (expense), net	5,154	(1)	46,485	(11,278)
Income (loss) before income taxes	3,171	8,661	58,707	(483)
Income tax (expense) benefit	(881)	3,938	(12,803)	153
Net income (loss) from continuing operations	2,290	12,599	45,904	(330)
Net loss from discontinued operations	—	(13,494)	(1,665)	(15,950)
Net income (loss):	$2,290	$(895)	$44,239	$(16,280)

Basic net income (loss) from continuing operations per share	$0.13	$0.75	$2.67	$(0.02)
Basic net loss from discontinued operations per share	$—	$(0.80)	$(0.10)	$(0.95)
Basic net income (loss) per share	$0.13	$(0.05)	$2.58	$(0.97)
Shares used in basic per share calculation	17,276	16,868	17,170	16,846

Diluted net income (loss) from continuing operations per share	$0.13	$0.74	$2.57	$(0.02)
Diluted net loss from discontinued operations per share	$—	$(0.79)	$(0.09)	$(0.95)
Diluted net income (loss) per share	$0.13	$(0.05)	$2.48	$(0.97)
Shares used in diluted per share calculation	17,730	17,058	17,851	16,846

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and short-term investments	$219,041	$211,870
Accounts receivable, net	27,994	30,424
Inventory	26,906	13,294
Income tax receivable	—	4,614
Other current assets	2,770	3,399
Total current assets	276,711	263,601

Deferred income taxes, net	8,530	8,530
Goodwill and other identifiable intangible assets, net	431,050	448,128
Commercial license and other economic rights, net	10,783	10,182
Operating lease right-of-use assets	11,392	10,914
Finance lease	3,762	4,095
Other assets	15,877	17,218
Total assets	$758,105	$762,668

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,873	$20,988
Income tax payable	11,387	—
Current operating lease liabilities	680	670
2023 convertible senior notes, net	—	76,695
Other current liabilities	448	457
Total current liabilities	29,388	98,810

Long-term contingent liabilities	3,505	3,456
Long-term operating lease liabilities	10,991	10,336
Deferred income taxes, net	27,665	30,615
Other long-term liabilities	21,664	21,966
Total liabilities	93,213	165,183

Total stockholders' equity	664,892	597,485
Total liabilities and stockholders' equity	$758,105	$762,668

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net income (loss) from continuing operations	$2,290	$12,599	$45,904	$(330)
Adjustments:
Share-based compensation expense	7,207	7,001	13,138	14,110
Non-cash interest expense (1)	64	175	159	501
Amortization related to acquisitions and intangible assets	8,539	8,550	17,078	17,130
Amortization of commercial license and other economic rights (2)	(508)	(147)	(1,001)	(237)
Change in contingent liabilities (3)	779	(348)	108	(939)
Loss (gain) from short-term investments	(3,991)	1,909	(43,524)	14,786
Realized gain from short-term investments	16,645	(44)	37,197	(288)
Other (4)	94	(1,700)	196	(3,366)
Income tax effect of adjusted reconciling items above	(5,655)	(8,928)	(3,675)	(8,669)
Excess tax benefit from share-based compensation (5)	(353)	70	(565)	87
Adjusted net income from continuing operations	$25,111	$19,137	$65,015	$32,785
Captisol - COVID gross profit, net of tax (6)	—	(11,763)	—	(14,384)
Adjusted net income from continuing operations excluding Captisol - COVID	$25,111	$7,374	$65,015	$18,401

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$0.13	$0.74	$2.57	$(0.02)
Adjustments:
Share-based compensation expense	0.41	0.41	0.75	0.82
Non-cash interest expense (1)	—	0.01	0.01	0.03
Amortization related to acquisitions and intangible assets	0.48	0.50	0.97	1.00
Amortization of commercial license and other economic rights (2)	(0.03)	(0.01)	(0.06)	(0.01)
Change in contingent liabilities (3)	0.04	(0.02)	0.01	(0.05)
(Gain)/Loss from short-term investments	(0.23)	0.11	(2.47)	0.86
Realized gain from short-term investments	0.94	—	2.11	(0.02)
Other (4)	0.01	(0.10)	0.01	(0.20)
Income tax effect of adjusted reconciling items above	(0.31)	(0.52)	(0.22)	(0.51)
Excess tax benefit from share-based compensation (5)	(0.02)	—	(0.03)	0.01
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (7)	—	—	0.04	—
Adjusted diluted net income per share from continuing operations	$1.42	$1.12	$3.69	$1.91
Captisol - COVID gross profit, net of tax (6)	—	(0.69)	—	(0.84)
Adjusted diluted net income per share from continuing operations excluding Captisol - COVID	$1.42	$0.43	$3.69	$1.07

GAAP - weighted average number of common shares - diluted	17,730	17,058	17,851	16,846
Shares excluded due to anti-dilutive effect on GAAP net loss	—	—	—	279
Diluted effect of the 2023 Notes (7)	—	—	(240)	—
Adjusted weighted average number of common shares - diluted	17,730	17,058	17,611	17,125

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Amounts primarily relate to gain on debt extinguishment and adjustments associated with our equity investment in Nucorion.

(5) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(6) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19.

(7) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intends to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, which resulted in an additional 484,463 potentially dilutive shares for the three months ended June 30, 2023, as well as 928,780 and 1,360,030 potentially dilutive shares for the three and six months ended June 30, 2022, respectively.

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